Exhibit 99.1
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         Maxus Technology Corporation Announce Restructuring, Accept the
                Resignations of Gary Powers and Charles Whatmore

MORGAN HILL, CALIFORNIA--March 28, 2005, Maxus Technology Corporation,  (OTC BB:
MXUS) a leading provider of eWaste and Asset Recovery solutions, today announced that Gary Powers, Chief Operating Officer and Mr. Charles Whatmore, a Director and Vice President of Business Development resigned from Maxus. Mr. Powers's resignation is effective as of March 24, 2005 and Mr. Whatmore's resignation is effective as of March 28, 2005. Maxus Technology plans on entering into an eWaste recycling joint venture with Messrs. Powers and Whatmore in which Maxus will hold a minority interest in the second quarter of 2005.

Mr. Patrick Mulvey, CEO and member of the Board of Directors stated, "The entire Maxus organization thanks Gary and Charles for their service and we all wish them well. Fortunately, our organization has excellent depth, and ample opportunity to develop the Maxus brand. We look forward to moving ahead to implement our vision of building long term value for shareholders."

About Maxus Technology Corporation
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Maxus  Technology  Inc. was founded in 1994 as an asset recovery  expert for the
telecom  industry  and  was  an  early  pioneer  in  the  pre-owned   technology
marketplace. In the last 10 years of serving customers worldwide, we have developed in-depth asset recovery and eWaste expertise, extensive supply-and sell-side networks. Maxus has an international sourcing network enabling us to secure in-demand products. Maxus customers have come to rely on us for providing low-cost, high-quality alternatives to new products. In a fragmented market crowded with small, unsophisticated operations, Maxus continues to remain a trusted and respected resource.

Maxus has its executive offices at 18300 Sutter Boulevard, Morgan Hill, CA 95037 and its telephone number is 1.408.782.2005. For additional information please contact: (416) 867-8276 Todd Heinzl, Investor Relations Officer or by emailing investors@Maxustech.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, the statement regarding the potential eWaste recycling joint venture, is a forward looking statement. Factors that might affect actual outcomes include, but are not limited to our ability to enter into a joint venture agreement on terms acceptable to us and our ability to issue shares or pay the cash necessary to form such joint venture. For a more detailed discussion of these and associated risks, see the Company's most recent documents filed with the Securities and Exchange Commission. Maxus undertakes no obligation to update any forward-looking statements to reflect new information or events or for any other reason.

NOTE TO EDITORS: If you would like additional information on Maxus Technology Corporation, please view the Maxus Technology Corporation at www.maxustech.com .


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